Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund
	Investor Relations	(714) 961-6320

Beckman Coulter Announces Fourth Quarter and Full Year 2009 Results

2009 EPS Exceeds Outlook; 2010 EPS Outlook Unchanged;

Board Authorizes 1.5 Million Share Repurchase

ORANGE COUNTY, California, February 11, 2010 – Beckman Coulter, Inc. (NYSE: BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today fourth quarter and full year ended December 31, 2009 results. Reported fourth quarter revenue, including $120.2 million from the recent Olympus Diagnostics (Olympus) acquisition, was $989.6 million, up 22% over prior year quarter, or 17.8% in constant currency. On a constant currency basis, recurring revenue increased 5.6% and cash instrument sales declined 2.3%, excluding Olympus. Reported net earnings were $64.2 million, or $0.90 per fully diluted share. Adjusting for special items, related primarily to restructuring charges and acquisition costs, and excluding Olympus intangibles amortization, net earnings were $91.8 million, or $1.29 per fully diluted share. (See “Non-GAAP Financial Measures” and “Reconciling Items to Non-GAAP Financial Measures.”)

	Quarter Ended December 31			Year Ended December 31
	2009	2008	Chg%	2009	2008	Chg%
Reported Results (includes Olympus acquisition)
(in millions, except per share)
Total Revenue	$989.6	$811.3	22.0%	$3,260.6	$3,098.9	5.2%
Recurring Revenue	$766.4	$610.0	25.6%	$2,645.2	$2,402.6	10.1%
Operating Income	$111.3	$112.7	(1.2%)	$231.2	$284.5	(18.8%)
Diluted Earnings per Share	$0.90	$1.18	(23.7%)	$2.18	$2.89	(24.6%)

Adjusted Results (revenue growth in constant currency)

Revenue			17.8%			7.5%
Olympus impact			14.2%			5.9%

Recurring Revenue			21.7%			12.9%
Olympus impact			16.2%			6.5%

Operating Income[1]	$155.8	$120.9	28.9%	$426.5	$349.6	22.0%
Diluted Earnings per Share[1]	$1.29	$1.26	2.7%	$3.90	$3.51	11.1%

Olympus intangibles amortization	$0.06			$0.10

See “Non-GAAP Financial Measures,” where the impact of certain items on reported results are discussed.

1	Excludes Olympus intangibles amortization.

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Beckman Coulter	Page 2 of 23

Fourth Quarter Summary

Scott Garrett, Chairman, President and Chief Executive Officer, said, “We had an excellent finish to a solid year in a very challenging environment, reflecting the ongoing strength of our business model. Recurring revenue grew 5.6% on a constant currency basis, excluding the Olympus acquisition, and accounted for 76% of total revenue in the quarter. Olympus total revenue was $120 million, tracking well with our expectations of $480 to $500 million for 2010.”

Fourth quarter 2009 recurring revenue growth faced difficult comparisons to the fourth quarter of 2008 when recurring revenue grew 9%, in constant currency, as a result of higher than normal OEM sales of BNP tests in 2008. Excluding $103 million from Olympus, Diagnostics recurring revenue grew 6.4%, in constant currency, with Immunoassay and Hemostasis growing well-above market rates.

Cash instrument sales declined 2.3% in constant currency, excluding the Olympus acquisition. Chemistry and Clinical Automation cash instrument sales were favorably impacted by $17.6 million of revenue from Olympus. All other Clinical Diagnostics product areas experienced declines in cash instrument sales due to weakness in all major markets except China. Life Science cash instrument sales increased 5.9% driven by growth in Europe and Japan.

In the quarter, Clinical Diagnostics revenues increased 3.9% in constant currency, excluding Olympus. Sales to life science customers increased 2.6% in constant currency.

On a geographic basis, fourth quarter revenue in the U.S. increased 9%, due entirely to the Olympus acquisition. Sales to U.S. life science customers were down modestly. In constant currency, international revenue grew 26.8% due primarily to growth in China and the impact of the Olympus acquisition.

Operating income in the quarter was $111.3 million. On an adjusted basis and excluding Olympus intangibles amortization, operating income grew to $155.8 million, 28.9% over prior year quarter. Adjusted operating income margin was 15.7%, an 80 basis point improvement over prior year quarter due to Olympus synergies, favorable product mix and expense management.

Non-operating expense was $23.0 million (including $9.4 million of interest expense associated with the Olympus acquisition) compared to $15.5 million in the prior year quarter. The adjusted tax rate in the quarter was 30.9% compared to 23.9% in the prior year quarter, which benefited from additional research and experimentation (R&E) tax credits. The higher adjusted tax rate is also due to a shift in geographic mix relative to prior year quarter.

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Beckman Coulter	Page 3 of 23

Net earnings were $64.2 million, or $0.90 per fully diluted share. Excluding Olympus intangibles amortization, restructuring and acquisition–related costs and other items described in the accompanying tables, fourth quarter adjusted net earnings were $91.8 million or $1.29 per fully diluted share. The Olympus transaction became accretive in the quarter as synergies accumulated, driving earnings to exceed the outlook.

Garrett continued, “A favorable product mix and careful expense management more than offset adverse geographic mix and increased pension expense. Although global economic conditions continued to constrain cash instrument sales, we exceeded our earnings outlook.”

Dividend and Share Repurchase

•	Declared an $0.18 per share quarterly cash dividend payable on March 12, 2010 to all stockholders of record on February 26, 2010, representing the 85th consecutive quarterly cash dividend payout.

•	Announced that the company’s Board of Directors authorized the repurchase of up to 1.5 million shares of the company’s outstanding common stock.

Full Year Summary

Revenue for the full year was up 5.2%, or 7.5% in constant currency. Excluding the Olympus acquisition, total revenue declined about 1%, but rose 1.6% in constant currency. Recurring revenue grew 6.5% on a constant currency basis, excluding the Olympus acquisition.

Operating income was $231.2 million. Adjusting for special items and excluding Olympus intangibles amortization, operating income increased 22% to $426.5 million. Adjusted operating margin increased 180 basis points to 13.1% due to Olympus synergies, favorable product mix and expense management.

Net earnings were $147.1 million, or $2.18 per fully diluted share. On an adjusted basis and excluding Olympus intangibles amortization, net earnings increased 16.5% to $263 million. Adjusted net earnings per fully diluted share increased 11.1% to $3.90. Operating cash flow was $568.6 million, up more than $93 million.

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Beckman Coulter	Page 4 of 23

Full Year 2010 Outlook

“We expect total revenue to be in the range of $3.8 billion to $3.9 billion, including $480 to $500 million from Olympus products. Excluding Olympus, recurring revenue growth is anticipated to be between 6% and 8%. Operating margins should be about 13.5%. The adjusted tax rate is expected to be between 26% and 27%, and non-operating expenses should approximate $88 million. Based on a share count of 71.3 million, expectations for adjusted earnings per fully diluted share remain in the range of $4.40 to $4.55, excluding Olympus intangibles amortization of $0.24. Our 2010 outlook is based on currency exchange rates of $1.50 per Euro and 90 Yen per $1.00 and excludes anticipated restructuring charges associated with the Olympus acquisition and other site consolidation costs of up to $55 million. CAPEX is anticipated to approximate $375 million and Depreciation and Amortization is estimated at between $350 million to $375 million,” Garrett said.

“I continue to be enthusiastic about our company, the stability of our sector and our growth opportunities. The successful completion of the Olympus transaction extends our leadership position in Chemistry and Clinical Automation as well as strengthens our relative position on a geographic basis. As we conclude the fourth year of our leasing transition, cash flows have improved as evidenced by free cash flow of $238 million, enabling significant expansion of R&D investment as well as our share repurchase program.

“We continue to leverage our channel presence and customer relationships to pursue many significant long-term growth opportunities including China, Immunoassay and Cellular Analysis. We are confident in our ability to deliver on our value proposition as we work with our customers to improve patient health and reduce the cost of care. Going forward we anticipate steady returns for our shareholders driven by our focus on growth, quality and operating excellence,” concluded Garrett.

Investor Conference Call and Webcast

As previously announced, there will be a conference call and webcast presentation today, Thursday, February 11, 2010 at 5:00 pm ET to discuss the fourth quarter and full year 2009 results. The presentation webcast will be available live and is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived on both websites for future on-demand replay through Friday, February 26, 2010.

About Beckman Coulter

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 80% of the company’s 2009 revenue of $3.26 billion. For more information, visit www.beckmancoulter.com.

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Beckman Coulter	Page 5 of 23

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “expect,” “anticipate,” “should,” “estimate,” “confident,” “enthusiastic,” or the negative thereof or comparable terminology, and may include information regarding the company’s expectations, goals or intentions regarding the future, including statements regarding expectations of full year earnings per share, total Olympus revenue and statements under the heading “Full Year 2010 Outlook,” including expectations for constant currency growth in total revenue, recurring revenue growth, operating margins, non-operating expenses, tax rate, CAPEX, adjusted earnings per diluted share, the impact of our acquisition of the lab-based diagnostics business of Olympus, restructuring and acquisition-related costs, product and geographic leadership, stability of our sector, shareholder returns, growth opportunities, quality, operations and our recurring revenue model, and depreciation and amortization. The outlook provided is based on fiscal year ended 2009 and does not include special items that have occurred or may occur in 2010.

This press release contains the company’s unaudited financial results for the fiscal year ended December 31, 2009. These results may change as a result of further review by the company’s independent accountants and management. The completion of the audit of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final fourth quarter results will be provided in the company’s annual report to the SEC on Form 10-K.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include our ability to compete effectively; legal and regulatory changes, oversight or other activities, including pending healthcare reform; market demand for the company’s new and existing products; intellectual property infringement claims by others and our ability to protect the company’s intellectual property; difficulty in obtaining materials and components for our products; consolidation of our customer base, formation of group purchasing organizations and changes in customer inventory levels and inventory management practices; reductions in government funding to our customers; foreign currency exchange fluctuations; global market, economic and political conditions and natural disasters; costs associated with our supply chain initiatives; tax risks and regulations; changes in the value of our investment in marketable securities; and our ability to successfully acquire and integrate acquired businesses and realize the anticipated benefits from such acquisitions, including our acquisition of the lab-based diagnostics business of Olympus. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the company’s Form 10-K filed with the SEC on February 23, 2009 as well as in the company’s Form 10-Q filed since then and reports on Form 8-K. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as required by law.

Change in Accounting for Convertible Debt Securities

In May 2008, the FASB issued a new accounting standard related to convertible debt instruments that may be settled in cash upon conversion. Under this standard, such convertible debt securities would be separated into a debt and equity component. This change in principle, which was effective for us as of January 1, 2009, was applied retrospectively to previously issued convertible debt instruments. The adoption of this new accounting standard increased our 2008 and 2007 non-cash interest expense by approximately $13 million per year, resulting in a reduction of our diluted earnings per share by approximately $0.12 in 2008 and 2007. Interest expense increased by $3.6 million and $3.3 million for the three months ended December 31, 2009 and 2008, respectively, and by $14.4 million and $13.2 million for the year ended December 31, 2009 and 2008, respectively. Our diluted earnings per share decreased by $0.03 for the three months ended December 31, 2009 and 2008 and by $0.13 and $0.12 for the year ended December 31, 2009 and 2008, respectively, as a result of the adoption.

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Beckman Coulter	Page 6 of 23

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter and year ended December 31, 2009 and 2008 and with respect to Outlook for 2010. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted operating expense,” “adjusted operating income,” “adjusted operating margin,” “adjusted non-operating expense,” “adjusted net earnings,” “adjusted diluted earnings per share,” “adjusted tax rate,” “free cash flow,” “constant currency growth,” “adjusted earnings before interest, taxes, depreciation and amortization” (“adjusted EBITDA”) and “adjusted pretax profit growth.” The Company also provided its outlook for 2010 for “adjusted operating margin,” “adjusted non-operating expense,” “adjusted tax rate,” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted operating expense excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition and integration related expenses, environmental remediation, charges associated with acquisitions and non-recurring license fees, and other operating expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Management expects to continue to incur restructuring costs associated with the Olympus acquisition and other site consolidation costs through 2010, however as disclosed in the Outlook for 2010, management believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating expense to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. A reconciliation of operating expense, the GAAP measure most directly comparable to adjusted operating expense, is provided on the attached schedule.

Adjusted operating income excludes the impact of charges to operating expense as described above. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our Company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted non-operating expense excludes the impact of non-operating items that we do not expect to be recurring. For 2009 these items include hedging gains or losses in connection with forward contracts to hedge the Yen purchase price of the acquisition of Olympus and other currency gains related to the transaction, and the incremental net interest expense related to the debt issued to finance the acquisition prior to the date of the acquisition, since the funds had not yet been deployed to finance the acquisition and only earned a nominal return while invested in conservative investments. For 2008 these items include the gain recognized on the sale of vacant land in Miami. Management uses adjusted non-operating expense to prepare budgets and forecasts and to measure our performance against those budgets and forecasts. A reconciliation of non-operating expense, the GAAP measure most directly comparable to adjusted non-operating expense, is provided on the attached schedule.

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Beckman Coulter	Page 7 of 23

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring, including hedging gains or losses in connection with forward contracts to hedge the Yen purchase price of the acquisition of Olympus Corporation’s lab based diagnostics business and other currency gains related to the transaction. Adjusted net earnings also excludes the incremental net interest expense related to the debt issued to finance the acquisition prior to the date of the acquisition, since the funds had not yet been deployed to finance the acquisition and only earned a nominal return while invested in conservative investments. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted net earnings, as described above. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2010 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, and adjusted earnings per diluted share exclude the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, acquisition and integration related costs, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for restructuring associated with the Olympus acquisition and other site consolidations through 2010, estimated to be up to $55 million, management believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2010, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the Company and believes this information is useful to investors to view our operations through the eyes of management.

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Beckman Coulter	Page 8 of 23

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring and acquisition related costs – For the quarter and year ended December 31, 2009 and 2008, we recorded restructuring and acquisition related charges of $25.1 million and $8.2 million and $152.3 million and $21.4 million (including a net gain of $3.2 million gain on sale of building and land in Hialeah, Florida), respectively. These charges in 2009 were primarily associated with our acquisition of the lab-based diagnostic business of Olympus Corporation (Olympus) on August 3, 2009, our supply chain improvement initiative and Orange County consolidation project, and included charges related to severance, relocation, asset impairment and other duplicative exit costs.

In connection with the Olympus acquisition, we incurred acquisition related expenses of $16.5 million and $44.6 million for the quarter and year ended December 31, 2009, respectively, primarily pertaining to investment banking, legal and consulting services.

b)	Olympus intangible asset amortization – $6.1 million and $9.6 million for the quarter and year ended December 31, 2009, respectively.

c)	Foreign currency gains related to Olympus acquisition:

Consideration for the Olympus acquisition was paid in Japanese Yen. To mitigate unfavorable fluctuation in the movement of the Yen in relation to the U.S. dollar, we entered into forward contracts to purchase Japanese Yen at the spot rate to effectively fix the U.S. dollar cost of the closing payment to approximately $780 million. The business acquisition related forward contracts cannot be designated as hedged instruments under accounting rules. Gains or losses on derivative contracts not designated as a hedged instrument are recognized in earnings. As a result, we recognized a gain of approximately $19.6 million for the year ended December 31, 2009, which is reflected within non-operating income in our consolidated statement of earnings.

Additionally, we recorded a $2.2 million foreign currency gain related to the days between obtaining the funds (denominated in Yen) and remitting the funds to purchase Olympus. Furthermore, we recorded an exchange gain of $4.9 million on settlement of intercompany loans related to the funding of the Olympus acquisition.

d)	Fair market value inventory adjustment – We recorded charges of $13.3 million and $22.1 million during the quarter and year ended December 31, 2009, respectively, related to the fair value of acquired inventory in connection with the Olympus acquisition, as a portion of the acquired inventory was sold. A similar charge for $1.0 million was incurred during the first quarter of 2008 in connection with our acquisition of the flow cytometry business of Dako A/S related to the fair value of acquired inventory sold in the first quarter.

e)	Inventory write-off – We recorded a charge of $1.6 million related to inventory written off due to discontinuation of certain product lines in the third quarter of 2009.

f)	Interest expense on debt offering – On May 26, 2009, we issued $250 million principal amount of the Company’s 6% Senior Notes due 2015 and $250 million principal amount of the Company’s 7% Senior Notes due 2019 (the “Notes”). The proceeds from the Notes were used to partially fund the Olympus acquisition. During the year ended December 31, 2009, we incurred approximately $5.6 million in net interest expense associated with these Notes prior to the date the acquisition closed.

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Beckman Coulter	Page 9 of 23

g)	Purchase of sublicense-molecular testing – During the third quarter of 2009, we entered into an agreement for non-exclusive sublicense rights to obtain rights under certain patents to be used to develop a molecular assay for MSRA, which is in development, and recorded an R&D charge of $5.8 million. During the second quarter of 2008, we entered into an agreement for non-exclusive sublicense rights relating to testing for the hepatitis C virus (HCV) and recorded an R&D charge of $12.0 million. Under the agreement, we can develop, manufacture and sell a quantitative viral load HCV blood test for use on our molecular diagnostic instrument, which is in development.

h)	Litigation accrual – During the third quarter of 2009, we recorded a $3.9 million accrual for a potential legal settlement related to a profit sharing claim for the period from 2000 to 2005.

i)	Miami vacant land sale – During the second quarter 2008, we received the remaining $1.2 million held in escrow related to our 2007 sale of vacant land adjacent to our Miami, Florida facility and recorded a gain on sale in other non-operating income.

j)	Environmental remediation – In September 2008, we recorded a $19.0 million environmental remediation charge which relates to our Orange County facility consolidation and planned closure of our Fullerton, California site. In connection with this consolidation, we have begun conducting environmental studies at the Fullerton facility and detected certain contaminants in the soil and groundwater at the site. The $19.0 million represents our best estimate of future expenditures for evaluation and remediation at the site.

k)	Royalty buy out – During the third quarter of 2008, we incurred an $11.7 million charge related to buying out our future US royalty payments under a license from Nephromics, LLC. This fully paid up license relates to future US sales of a number of markers including a preeclampsia panel covered by patents licensed exclusively to Nephromics, LLC. The products under the licensing agreements have not received regulatory clearance and are still in the development stage, therefore, the cost was charged to R&D.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Recurring revenue – supplies, service and lease payments	$766.4	$610.0	$2,645.2	$2,402.6
Cash instrument sales	223.2	201.3	615.4	696.3

Total revenue	989.6	811.3	3,260.6	3,098.9

Cost of recurring revenue	368.8	272.6	1,247.0	1,095.7
Cost of cash instrument sales	173.6	155.4	512.5	575.2

Total cost of sales	542.4	428.0	1,759.5	1,670.9

Operating costs and expenses
Selling, general and administrative	223.3	190.2	811.6	793.4
Research and development	74.1	64.9	266.4	280.1
Amortization of intangible assets	13.4	7.3	39.6	29.6
Environmental remediation	—	—	—	19.0
Restructuring and acquisition related costs	25.1	8.2	152.3	21.4

Total operating costs and expenses	335.9	270.6	1,269.9	1,143.5

Operating income	111.3	112.7	231.2	284.5

Non-operating (income) expense
Interest income	(1.0)	(1.4)	(5.0)	(10.0)
Interest expense	23.9	16.3	76.6	60.8
Other, net	0.1	0.6	(24.8)	(4.9)

Total non-operating expense	23.0	15.5	46.8	45.9

Earnings before income taxes	88.3	97.2	184.4	238.6
Income tax provision	24.1	22.1	37.3	52.6

Net earnings	$64.2	$75.1	$147.1	$186.0

Basic earnings per share	$0.92	$1.19	$2.22	$2.95

Diluted earnings per share	$0.90	$1.18	$2.18	$2.89

Weighted average number of shares outstanding (in thousands)
Basic	69,772	63,081	66,297	62,969
Diluted	71,187	63,817	67,383	64,348

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$288.8	$120.0
Trade and other receivables, net	827.9	706.7
Inventories	596.8	496.2
Deferred income taxes	79.0	62.5
Prepaids and other current assets	77.4	76.3

Total current assets	1,869.9	1,461.7

Property, plant and equipment, net	621.9	465.5
Customer leased instruments, net	523.0	448.7
Goodwill	1,041.9	696.3
Other intangible assets, net	561.8	396.8
Deferred income taxes	—	1.3
Other assets	58.6	71.5

Total assets	$4,677.1	$3,541.8

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$235.7	$172.2
Accrued expenses	540.1	416.9
Income taxes payable	5.6	29.7
Short-term borrowings	1.8	21.4
Current maturities of long-term debt	24.1	4.4

Total current liabilities	807.3	644.6

Long-term debt, less current maturities	1,305.9	819.0
Deferred income taxes	50.1	—
Other liabilities	552.6	595.9

Total liabilities	2,715.9	2,059.5

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	7.4	6.9
Additional paid-in capital	886.8	621.5
Retained earnings	1,482.7	1,381.6
Accumulated other comprehensive loss	(176.8)	(199.8)
Treasury stock, at cost	(238.9)	(327.9)
Common stock held in grantor trust, at cost	(21.3)	(19.3)
Grantor trust liability	21.3	19.3

Total stockholders’ equity	1,961.2	1,482.3

Total liabilities and stockholders’ equity	$4,677.1	$3,541.8

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities net earnings	$147.1	$186.0

Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	319.0	255.9
Provision for doubtful accounts receivable	4.5	6.8
Share-based compensation expense	35.8	29.6
Loss (gain) on disposal of assets	14.8	(1.0)
Accreted interest on convertible debt	14.4	13.7
Amortization of pension costs	24.0	9.8
U.S. pension trust contributions	(74.0)	(8.2)
Deferred income taxes	38.2	(21.1)
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	7.2	(7.3)
Prepaid and other current assets	(3.2)	26.2
Inventories	(4.2)	18.3
Accounts payable and accrued expenses	51.6	(46.4)
Income taxes payable	(23.6)	(16.3)
Long-term lease receivables	14.5	14.5
Environmental remediation obligation	(0.8)	18.4
Other	3.3	(4.1)

Net cash provided by operating activities	568.6	474.8

Cash flows from investing activities
Additions to property, plant and equipment	(163.4)	(92.3)
Additions to customer leased instruments	(167.1)	(207.5)
Proceeds from sales of building and land	—	7.4
Payments for technology licenses	(6.0)	(2.7)
Payments for business acquisitions, net of cash acquired	(802.3)	(10.8)

Net cash used in investing activities	(1,138.8)	(305.9)

Cash flows from financing activities
Dividends to stockholders	(46.0)	(42.6)
Proceeds from issuance of stock	335.4	79.4
Repurchase of common stock as treasury stock	(1.3)	(94.4)
Repurchase of common stock held in grantor trust	(2.0)	(1.5)
Excess tax benefits from share-based payment transactions	6.6	11.9
Net payments on lines of credit	(31.3)	(73.3)
Proceeds from issuance of long-term debt	497.8	—
Debt repayments	—	(7.7)
Debt issuance costs	(10.4)	—
Equity issuance costs	(11.8)	—

Net cash provided by (used in) financing activities	737.0	(128.2)

Effect of exchange rates on cash and cash equivalents	2.0	(3.7)

Change in cash and cash equivalents	168.8	37.0
Cash and cash equivalents-beginning of period	120.0	83.0

Cash and cash equivalents-end of period	$288.8	$120.0

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BECKMAN COULTER, INC

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	Quarter Ended December 31,		Reported Growth %	Constant Currency Growth % (2)
	2009	2008
Clinical Diagnostics (3)
Chemistry and Clinical Automation	$346.7	$229.6	51.0%	46.0%
Cellular Analysis	266.4	245.1	8.7%	5.1%
Immunoassay and Molecular Diagnostics	219.3	190.5	15.1%	12.0%

Total Clinical Diagnostics	832.5	665.3	25.1%	21.2%
Life Sciences	157.1	146.0	7.6%	2.6%

Total revenues	$989.6	$811.3	22.0%	17.8%

	Year Ended December 31,		Reported Growth %	Constant Currency Growth % (2)
	2009	2008
Clinical Diagnostics (4)
Chemistry and Clinical Automation	$1,055.1	$898.7	17.4%	19.7%
Cellular Analysis	935.3	954.1	(2.0)%	—
Immunoassay and Molecular Diagnostics	798.3	739.1	8.0%	11.2%

Total Clinical Diagnostics	2,788.6	2,592.0	7.6%	10.0%
Life Sciences	472.0	507.0	(6.9)%	(5.4)%

Total revenues	$3,260.6	$3,098.9	5.2%	7.5%

(1)	Amounts may not foot due to rounding.
(2)	Constant currency growth as presented herein represents—Current period constant currency revenue less prior year reported revenue / Prior year reported revenue.
(3)	The quarter ended December 31, 2009 includes revenue of $120.2 million as a result of the acquisition of the diagnostics systems business from Olympus.
(4)	The year ended December 31, 2009 includes revenue of $185.3 million as a result of the acquisition of the diagnostics systems business from Olympus.

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Autochemistry

•	Protein and rapid test products

•	Clinical Automation

Cellular includes:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay and Molecular Diagnostics includes:

•	All immunoassay products

•	Molecular diagnostics products

Life Sciences

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

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BECKMAN COULTER, INC

REVENUE BY GEOGRAPHY (1)

(in millions)

(unaudited)

	Quarter Ended December 31,		Reported Growth %	Constant Currency Growth %
	2009	2008
Revenue by geography:
United States	$445.4	$408.7	9.0%	9.0%
Europe	238.1	175.2	35.9%	25.5%
Emerging Markets (2)	91.4	73.2	24.9%	20.7%
Asia Pacific	155.1	104.5	48.4%	39.2%
Other (3)	59.6	49.6	20.2%	14.5%

Total revenues	$989.6	$811.3	22.0%	17.8%

	Year Ended December 31,		Reported Growth %	Constant Currency Growth %
	2009	2008
Revenue by geography:
United States	$1,580.4	$1,542.1	2.5%	2.5%
Europe	731.4	687.1	6.5%	12.8%
Emerging Markets (2)	270.2	278.3	(2.9)%	3.3%
Asia Pacific	477.6	383.7	24.5%	22.0%
Other (3)	200.9	207.7	(3.3)%	6.1%

Total revenues	$3,260.6	$3,098.9	5.2%	7.5%

(1)	Amounts may not foot due to rounding
(2)	Includes Eastern Europe, Russia, Middle East, Africa and India
(3)	Includes Canada and Latin America

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BECKMAN COULTER, INC.

SALES MIX (1)

(in millions)

(unaudited)

	2009
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$573.7	$629.0	$676.1	$766.4	$2,645.2
Cash instrument sales	117.8	127.7	146.7	223.2	615.4

Total revenues	$691.5	$756.7	$822.8	$989.6	$3,260.6

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.6	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$513.3	$546.0	$538.6	$580.5	$2,178.4
Cash instrument sales	100.3	143.7	130.4	208.5	582.9

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

(1)	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING EXPENSE TO

ADJUSTED OPERATING EXPENSE (1) (2)

(in millions)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
GAAP operating expense	$335.9	$270.6	$1,269.9	$1,143.5
Reconciling items:
Restructuring and acquisition related costs (a)	(25.1)	(8.2)	(152.3)	(21.4)
Olympus intangible asset amortization (b)	(6.1)	—	(9.6)	—
Purchase of sublicense-molecular testing (g)	—	—	(5.8)	(12.0)
Litigation accrual (h)	—	—	(3.9)	—
Environmental remediation (j)	—	—	—	(19.0)
Royalty buy out (k)	—	—	—	(11.7)

Adjusted operating expense	$304.7	$262.4	$1,098.3	$1,079.4

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN (1) (2)

(in millions)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
GAAP operating income	$111.3	$112.7	$231.2	$284.5
Reconciling items:
Restructuring and acquisition related costs (a)	25.1	8.2	152.3	21.4
Olympus intangible asset amortization (b)	6.1	—	9.6	—
Fair market value inventory adjustment (d)	13.3	—	22.1	1.0
Inventory write-off (e)	—	—	1.6	—
Purchase of sublicense-molecular testing (g)	—	—	5.8	12.0
Litigation accrual (h)	—	—	3.9	—
Environmental remediation (j)	—	—	—	19.0
Royalty buy out (k)	—	—	—	11.7

Adjusted operating income	$155.8	$120.9	$426.5	$349.6

GAAP operating margin	11.2%	13.9%	7.1%	9.2%
Impact of adjustments	4.5%	1.0%	6.0%	2.1%

Adjusted operating margin	15.7%	14.9%	13.1%	11.3%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended December 31,
	2009		2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$64.2	$0.90	$75.1	$1.18
Reconciling items:
Restructuring and acquisition related costs (a)	25.1	0.35	8.2	0.13
Olympus intangible asset amortization (b)	6.1	0.09	—	—
Fair market value inventory adjustment (d)	13.3	0.19	—	—
Adjustment for income taxes	(16.9)	(0.24)	(3.1)	(0.05)

Adjusted net earnings	$91.8	$1.29	$80.2	$1.26

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Year Ended December 31,
	2009		2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$147.1	$2.18	$186.0	$2.89
Reconciling items:
Restructuring and acquisition related costs (a)	152.3	2.27	21.4	0.33
Olympus intangible asset amortization (b)	9.6	0.14	—	—
Foreign currency gains related to Olympus acquisition (c)	(26.7)	(0.41)	—	—
Fair market value inventory adjustment (d)	22.1	0.33	1.0	0.02
Inventory write-off (e)	1.6	0.02	—	—
Interest expense on debt offering (f)	5.6	0.09	—	—
Purchase of sublicense-molecular testing (g)	5.8	0.09	12.0	0.19
Litigation accrual (h)	3.9	0.05	—	—
Miami vacant land sale (i)	—	—	(1.2)	(0.02)
Environmental remediation (j)	—	—	19.0	0.30
Royalty buy out (k)	—	—	11.7	0.18
Adjustment for income taxes	(58.3)	(0.86)	(24.1)	(0.38)

Adjusted net earnings	$263.0	$3.90	$225.8	$3.51

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA (1) (2)

(in millions)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
GAAP net earnings	$64.2	$75.1	$147.1	$186.0
Income taxes	24.1	22.1	37.3	52.6
Interest expense	23.9	16.3	76.6	60.8
Depreciation and amortization	99.6	63.8	319.0	255.9

EBITDA	211.8	177.3	580.0	555.3

Reconciling items:

Restructuring and acquisition related costs (a)	25.1	8.2	152.3	21.4
Foreign currency gains related to Olympus acquisition (c)	—	—	(26.7)	—
Fair market value inventory adjustment (d)	13.3	—	22.1	1.0
Inventory write-off (e)	—	—	1.6	—
Purchase of sublicense-molecular testing (g)	—	—	5.8	12.0
Litigation accrual (h)	—	—	3.9	—
Miami vacant land sale (i)	—	—	—	(1.2)
Environmental remediation (j)	—	—	—	19.0
Royalty buy out (k)	—	—	—	11.7

Adjusted EBITDA	$250.2	$185.5	$739.0	$619.2

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TOTAL NON-OPERATING EXPENSE TO

ADJUSTED TOTAL NON-OPERATING EXPENSE (1) (2)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
GAAP total non-operating expense	$23.0	$15.5	$46.8	$45.9
Reconciling items:
Foreign currency gains related to Olympus acquisition (c)	—	—	26.7	—
Interest expense on debt offering (f)	—	—	(5.6)	—
Miami vacant land sale (i)	—	—	—	1.2

Adjusted total non-operating expense	$23.0	$15.5	$67.9	$47.1

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE (1) (2)

(in millions)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
GAAP tax rate	27.3%	22.7%	20.2%	22.0%
Reconciling items:
Restructuring and acquisition related costs (a)	2.3%	1.2%	5.8%	0.9%
Olympus intangible asset amortization (b)	0.4%	—	0.3%	—
Foreign currency gains related to Olympus acquisition (c)	—	—	(1.1)%	—
Fair market value inventory adjustment (d)	0.9%	—	0.8%	0.1%
Inventory write-off (e)	—	—	0.1%	—
Interest expense on debt offering (f)	—	—	0.2%	—
Purchase of sublicense-molecular testing (g)	—	—	0.3%	0.7%
Litigation accrual (h)	—	—	0.1%	—
Miami vacant land sale (i)	—	—	—	(0.1)%
Environmental remediation (j)	—	—	—	1.1%
Royalty buy out (k)	—	—	—	0.7%

Adjusted tax rate	30.9%	23.9%	26.7%	25.4%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Year Ended December 31,
	2009	2008
Net cash provided by operating activities	$568.6	$474.8
Additions to property, plant and equipment	(163.4)	(92.3)
Additions to customer leased instruments	(167.1)	(207.5)

Free cash flow	$238.1	$175.0

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